Exhibit 3.4

CLAROS MORTGAGE TRUST, INC.

ARTICLES OF AMENDMENT

Claros Mortgage Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in its entirety the first two sentences of Section 6.1 and inserting in lieu thereof two new sentences to read as follows:

“The Corporation has authority to issue 510,000,000 shares of stock, consisting of (a) 500,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (b) 10,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), of which 125 shares are classified and designated as shares of 12.5% Series A Redeemable Cumulative Preferred Stock, $1,000 liquidation value per share. The aggregate par value of all authorized shares of stock having par value is five million one hundred thousand Dollars ($5,100,000.00).”

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 100,000,000 shares of stock, consisting of (a) 90,000,000 shares of Common Stock, $0.01 par value per share, and (b) 10,000,000 shares of Preferred Stock, $0.01 par value per share, of which 125 shares are classified and designated as shares of 12.5% Series A Redeemable Cumulative Preferred Stock, $1,000 liquidation value per share. The aggregate par value of all authorized shares of stock having par value was $1,000,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 510,000,000 shares of stock, consisting of (a) 500,000,000 shares of Common Stock, $0.01 par value per share, and (b) 10,000,000 shares of Preferred Stock, $0.01 par value per share, of which 125 shares are classified and designated as shares of 12.5% Series A Redeemable Cumulative Preferred Stock, $1,000 liquidation value per share. The aggregate par value of all authorized shares of stock having par value is $5,100,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized to be made without any action by the stockholders of the Corporation by the Charter and Section 2-105(a)(13) of the MGCL.

The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary on this 6th day of February, 2017.

ATTEST:		CLAROS MORTGAGE TRUST, INC.

By:	/s/ J. Michael McGillis	By:	/s/ Peter Sotoloff
Name: J. Michael McGillis		Name: Peter Sotoloff
Title: Secretary and Treasurer		Title: President